Exhibit 2.03

TECHNOLOGY TRANSFER AGREEMENT

THIS AGREEMENT made as of the 8th day of December, 2006 (the "Effective Date")

BETWEEN:

SAFE-COM GMBH & CO. KG, a company incorporated under
the laws of Germany and having an office at Burg Lichtenfels 1,
D-35104 Lichtenfels, Germany (Fax No. 49 (0) 64 54 / 7992 - 30)

(the “Vendor”)

AND:

GLUCOTEL SCIENTIFIC INC., a company incorporated under
the laws of Nevada with a registered office at 6100 Neil Road,
Suite 500, 89511 Reno, USA  (Fax No.  902-482-5083)

(the “Purchaser”)

WHEREAS:

  The Vendor is the owner of the Technology described herein;

  The Vendor wishes to sell, assign and transfer its interest in the Technology to the Purchaser, and the Purchaser wishes to purchase the Technology from the Vendor, all subject to the terms and conditions set out herein; and

  The Purchaser wishes to undertake further research and development with respect to the Technology and to commercially develop, use, market, sell and/or license the Technology.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and obligations contained herein, the parties hereby agree as follows:

1.       INTERPRETATION

1.1     In this Agreement, the following words and phrases have the following meanings:

  “Code” means the whole or any part of or any combination of the object code and source code for the Software;

  “Confidential Information” includes all technical information, trade secrets, correspondence or communications, market or commercial information and financial information arising from, embodied in or relating to the Technology, Intellectual Property or Intellectual Property Rights, and all information, schematics and specifications necessary to manufacture the GlucoTelTM Blood Glucose Meter device, but does not include any of the foregoing that:

    enters the public domain through no breach of a legal obligation of a party to this Agreement or a third party;

    is lawfully received without an obligation of confidence from a third party legally entitled to disclose the information;

    is required to be disclosed pursuant to a court order or declaration; or

    by agreement of the parties ceases to be confidential or that may cease to become confidential due to necessary publication under a patent procedure;
  “Documentation” means all written materials used for the development, maintenance and implementation of the Code, including flow charts, schematics, specifications, and architectural standards, and all written material developed for use by end users of the Technology, including user guides, manuals, help and read-me files, installation guides, application and data files and specifications and will include, at the time of their creation, all modifications;

  “Intellectual Property” includes:
  all inventions, methods and processes, whether or not patented or patentable;

  all literary (including software), artistic and other works, whether or not protected by copyright;

  all trade secrets, know-how and show-how, including all information, schematics and specifications necessary to manufacture the GlucoTelTM Blood Glucose Meter device;

  all trade-marks, logos and other indicia of the source of goods and services, whether or not registered;

  all Internet domain names; and

  all non-functional features of shape, configuration, pattern or ornament or any combination thereof applied to a finished article, whether or not protected as industrial designs or design patents,

arising from, embodied in or relating to the Technology;

  “Intellectual Property Rights” means all legal protection and rights arising from, embodied in or relating to the Technology and the Intellectual Property, including rights in respect of patents, copyrights, design patents, industrial designs, trade-marks, trade secrets, Internet domain names and other forms of intellectual property protection, and all applications and registrations thereof, including those applications and registrations described in Schedule “A” hereto;

  “Software” means the whole or any part of or any combination of the Code and the Documentation, together with all developer’s notes, development tools and runtime libraries that are required for the development, modification and maintenance of the Code arising from, embodied in or relating to the Technology, including the GlucoTelTM Blood Glucose Meter software, including the mobile phone communication software, the webserver software and the website portal;

  “Technology” means the technology, including the Software, embodied in and arising from the glucose measurement device called the GlucoTelTM Blood Glucose Meter.
  2.       ASSIGNMENT AND TRANSFER OF TECHNOLOGY

  2.1     Assignment.  The Vendor hereby unconditionally, irrevocably and absolutely assigns, transfers and sets over unto the Purchaser all of the Vendor’s worldwide right, title and interest in and to the Technology, including all Intellectual Property, Intellectual Property Rights and Confidential Information and the Purchaser accepts the assignment and transfer of the Vendor’s worldwide right, title and interest in and to the Technology, including all Intellectual Property, Intellectual Property Rights and Confidential Information.

  2.2     Moral Rights.  The Vendor hereby warrants and represents that the Vendor is the exclusive owner of the Technology and that all persons who either alone or in concert with others, developed, invented, discovered, derived, designed, modified, enhanced, corrected or maintained the Technology or the Intellectual Property (the “Developers”) have irrevocably and in perpetuity waived, in favour of the Vendor, all of the moral rights in and to the Technology and the Intellectual Property, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Technology or any part thereof whatsoever, the right to be associated with the Technology and the right to restrain use or reproduction of the Technology in any context and in connection with any product or service, and the Vendor hereby assigns the benefit of all such waivers to the Purchaser and authorizes the Purchaser to invoke such waivers.

  2.3     Further Assurances.  The Vendor will execute and deliver such specific instruments, agreements, assignments, bills of sale, powers of attorney and other documents and assurances in a form satisfactory to the Purchaser as may be required from time to time in support of the assignment and transfer of the Technology agreed to pursuant to Section 2.1.

  3.       PURCHASE PRICE

  3.1     Purchase Price.  The purchase price for the Technology will be US$1,250,000.00, which will be paid by the Purchaser to the Vendor upon execution of this Agreement by the allotment and issuance to the Vendor of 100 Common shares in the capital of the

  Purchaser (the “Purchase Shares”).  The Purchase Shares will be issued to the Vendor as fully paid and non-assessable shares.

  3.2     Tax.  The Purchaser will be responsible for any sales taxes, registration charges and transfer fees assessed by any taxation authority in the USA which are properly payable upon and in connection with the assignment and transfer of the Technology by the Vendor to the Purchaser, provided that the Vendor will co-operate with the Purchaser for the purpose of taking advantage of any tax exemptions that are reasonably available in respect of this transaction.  Notwithstanding the above, the Vendor, and not the Purchaser, will be responsible for any capital gains, income or other similar taxes that the Vendor is assessed by any taxation authority and which are properly payable upon and in connection with the assignment and transfer of the Technology by the Vendor to the Purchaser.

  4.       DELIVERABLES

  4.1     Condition Precedent.  It is a condition precedent to the obligation of the Purchaser to complete the transactions contemplated by this Agreement that Stefan Schraps enter into an employment agreement with the Purchaser in a form satisfactory to the Purchaser, concurrent with the execution and delivery of this Agreement by the Vendor.  The foregoing condition is for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time, without any prejudice to the Purchaser’s rights and remedies at law or in equity.

  4.2     Deliverables.  Upon execution of this Agreement:

    the Vendor will deliver to the Purchaser in a form satisfactory to the Purchaser, possession of and all documents evidencing the Vendor’s title to the Technology, including all Intellectual Property, Intellectual Property Rights and Confidential Information;

    the Vendor will disclose to the Purchaser all Confidential Information and will deliver to the Purchaser, in a form and media satisfactory to the Purchaser, acting reasonably, possession of all Confidential Information in any tangible form and will not retain any Confidential Information in any form or media whatsoever;

    the Vendor will deliver to the Purchaser in a form and media satisfactory to the Purchaser, acting reasonably, the Intellectual Property and the Software;

    the Vendor will deliver to the Purchaser an assignment of trade-marks in substantially the form attached as Schedule “B”;

    the Vendor will deliver to the Purchaser an assignment of patents in substantially the form attached as Schedule “C”;

    the Vendor will take all steps necessary to transfer to the Purchaser the domain name registrations listed in Schedule “A”;

    the Purchaser will allot and issue to the Vendor the Purchase Shares;

    the parties will execute and deliver a shareholders agreement among the parties and SellCell.net (the “Shareholders Agreement”) in the form agreed to by such parties; and

    the parties will each execute and deliver such certificates, assignments, confirmations, resolutions and other documents as may reasonably be required by their respective legal counsel to give effect to the transactions contemplated herein.
  5.       CONFIDENTIAL INFORMATION

  5.1     All Confidential Information will be disclosed by the Vendor only to the Purchaser and will not otherwise be communicated or used by the Vendor, except:
    for purposes relating to the subject matter of this Agreement or the Shareholders Agreement; or

    as may be directed in writing from time to time by the Purchaser or any affiliate or agent of the Purchaser in connection with any agreement with, or obligations to, third parties.
  6.       REPRESENTATIONS AND WARRANTIES OF THE VENDOR

  6.1     The Vendor hereby represents and warrants to the Purchaser as follows, with full knowledge and intention that the Purchaser will be relying on these representations in entering into this Agreement:
    the Vendor is a corporation duly incorporated and validly existing in its jurisdiction of incorporation and is in good standing with respect to the filing of annual reports in its jurisdiction of incorporation;

    the Vendor has the corporate authority and capacity to validly enter into this Agreement;

    the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor and this Agreement constitutes a legal, valid and binding obligation of the Vendor, enforceable in accordance with its terms;

    the Vendor is the exclusive, legal and beneficial owner of all of the Technology, Intellectual Property and Confidential Information;

    the Technology, Intellectual Property and Confidential Information are free and clear of all liens, charges, encumbrances and claims of any other person;

      other than pursuant to this Agreement, there is no agreement, contract, option, commitment, right or privilege or other right of any other person binding upon, or which at any time in the future may become binding upon, the Vendor to sell, transfer, assign, license, rent, loan, distribute, pledge, charge, subject to lien, grant a security interest in, mortgage or in any other way dispose of or encumber the Technology, Intellectual Property, Intellectual Property Rights or Confidential Information;

      upon transfer of the Technology to the Purchaser pursuant to Section 2.1, the Purchaser will be vested with good and marketable title to all of the Technology,  Intellectual Property and Confidential Information, free and clear of all encumbrances, and no further right or licence or permission or consent is or will be required for the Purchaser to use, copy, modify, manufacture, market, distribute and support, or to otherwise commercialize the Technology, Intellectual Property and Confidential Information;

      neither the execution and delivery of this Agreement, nor the completion of the assignment and transfer contemplated by this Agreement, will:
        violate any of the terms and provisions of the constating documents or articles or by-laws of the Vendor, or any order, decree, statute, bylaw, regulation, covenant or restriction applicable to the Vendor;

        give any person the right to elect to terminate, rescind or declare that a default has occurred under a material contract, permit or license to which the Vendor is subject and which relates to the Technology, Intellectual Property or Confidential Information;

        result in any fees, duties, taxes, assessments or other amount relating to any of the Technology becoming due or payable; or

        require the consent or approval of any governmental body or regulatory authority, including any applicable securities exchange;
        there are no actual or threatened claims by the Vendor against any third party involving any actual or alleged breach, violation, or infringement of the Technology, Intellectual Property, Intellectual Property Rights or Confidential Information, and as of the Effective Date, to the best of the Vendor’s knowledge, there is no basis for such a claim;

        to the best of the Vendor’s knowledge, the conduct of the Vendor and its use, ownership and rights in respect of the Technology, Intellectual Property, Intellectual Property Rights and Confidential Information do not infringe, and the Vendor has not infringed or breached, nor is it infringing or breaching, any intellectual property rights of any other person;

        no person has made or threatened to make any claim or assertion that the Technology, Intellectual Property or Confidential Information breaches, violates,

      infringes or interferes with any patent, trade-mark, trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other person or requires payment for the use of any intellectual property right, know-how, or technology of another person, or includes any activity that may constitute passing off;

        neither the Vendor nor any other person has made any invention, method, process, software program, or improvement not included in the Technology, the use of which is required for the development, manufacture, use, maintenance, support, sale, licensing, distribution or other commercialization of the Technology;

        Schedule “A” hereto sets forth a complete, accurate and up-to-date list and details of all applications and registrations of the Vendor in respect of the Technology and the Intellectual Property;

        the first public disclosures of the Technology and the Intellectual Property occurred on June 9 to 13, 2006 at the ADA conference in Washington, DC, USA August 9 to 12, 2006 at the AADE conference in Los Angeles, California, USA, November 15 to 18, 2006 at the Medica Conference in Duesseldorf, Germany and December 4 to 7, 2006 at the IDF Conference in Captetown, South Africa;

        all of the Developers are:
        employees or former employees of the Vendor, all of whose work or access with respect to any of the Technology, Intellectual Property or Confidential Information occurred within the scope and in the performance of their regular employment duties, as set forth in valid and binding agreements;

        employees or former employees of the Vendor, all of whose work or access with respect to any of the Technology, Intellectual Property or Confidential Information occurred outside the scope and not in the performance of their regular employment duties, as set forth in valid and binding agreements, and who have or as of the Effective Date will have executed valid and binding written assignments and/or waivers of all rights, to the maximum extent allowed by applicable law, in any inventions, methods, processes, improvements or works relating to the Technology, Intellectual Property or Confidential Information, in form and substance satisfactory to the Purchaser and its counsel, and who have been adequately compensated pursuant to applicable law; or

        independent contractors or former independent contractors of the Vendor, all of whom have or as of the Effective Date will have executed valid and binding written assignments and/or waivers of all rights, to the maximum extent allowed by applicable law, in any inventions, methods, processes, improvements or works produced pursuant to the relationship or relating to the Technology, Intellectual Property or Confidential Information, in form and substance satisfactory to the Purchaser and its counsel;

        the Vendor has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Technology and the Confidential Information.  None of the Confidential Information, in whole or in any material part, has ever been released, distributed, removed from the Vendor’s premises or in any way disclosed to any person except that the Developers have used and had access to the Technology and the Confidential Information solely within the scope of their employment or contractual relationships, pursuant to valid, binding and enforceable obligations of confidentiality with respect thereto, and all the Developers have returned the Technology and the Confidential Information to Vendor;

        the Vendor has not entered into any arrangement whereby the Technology, Intellectual Property or Confidential Information is placed into escrow, trust or other similar manner of safekeeping for the benefit of any person;

        there is no limitation or restriction on the Vendor’s or Purchaser’s use of or ability to commercialize the Technology, Intellectual Property or Confidential Information, or on the Vendor’s or Purchaser’s right to make enhancements, derivations or versions thereof;

        the Software:
        is available for immediate use and will function properly and in substantial compliance with the Documentation;

        has been prepared in a workmanlike manner and with professional diligence and skill;

        is reasonably understandable and usable by trained and experienced computer-programming personnel, generally familiar with the applicable computer languages;

        does not involve any proprietary languages or programming components that such personnel could not reasonably be expected to understand, using the Documentation, which contains sufficient commentary to enable such personnel to understand and use such languages or components;

        includes all documents, correspondence and reports in the possession or under the control of the Vendor relating to known or reported errors, inadequacies or other problems related to the Software;

        includes all of the devices, programming and documentation necessary for the maintenance and support of the Software by the Purchaser, except for devices, programming and documentation that are commercially available to the Purchaser on reasonable terms through readily known sources not affiliated with or otherwise related to the Vendor;

        does not contain any back door, time bomb, drop-dead device, trojan horse, worm or other software routine designed to disable the Software automatically or allow unauthorized access to the Software, with the passage of time or under the positive control of any person other than the Purchaser;

        is free from any software viruses;

        was not developed with and does not include or require any third party software or other assets, and no third party software or assets are intended or required to be embedded in, included in or shipped with the Software; and

        does not include or incorporate any software that is distributed under a license that requires the Vendor or any other person to release any portion of the Code or that would require the Vendor, the Purchaser or any other person to permit free redistribution of all or any portion of the Software; and
        neither the Vendor nor any inventor of an invention (the “Invention”) disclosed in the German patent application 06006190.0 described in Schedule “A” (the “Patent Application”) has, prior to the application date of the Patent Application:
        disclosed the Invention to any other person, except under the protection of a confidentiality agreement;

        offered the Invention for sale;

        or otherwise made the Invention available to the public,

      and the Vendor has no knowledge or reason to believe that any such person to whom an Invention was disclosed in confidence has made the Invention available to the public;

        the Vendor has no knowledge or reason to believe that any invention disclosed in the Patent Application is unpatentable, including for lack of novelty, inventiveness, or utility;

        for all inventions disclosed in the Patent Application, the Vendor has provided to the Purchaser a fully enabling description of the current preferred embodiment, including all improvements to such inventions since the time the Patent Application was filed;

        the Vendor has identified to the Purchaser all inventions in which it has an interest or right that are in the same technical fields or address the same commercial markets as any invention disclosed in the Patent Application;

        the inventors designated in the Patent Application are inventors of at least one invention disclosed in the Patent Application;

        any person who is an inventor of an invention disclosed in the Patent Application is designated as an inventor in the Patent Application;

        all inventors designated in the Patent Application have assigned to the Vendor all their rights in the inventions disclosed in the Patent Application, including all rights to file related applications in Germany, including divisional and continuing applications, and all rights to file corresponding foreign applications, including asserting claims of priority under the Paris Convention and the Patent Cooperation Treaty;

        the Vendor has no knowledge or reason to believe that any inventor designated in the Patent Application has granted and is under any obligation to grant any right in an invention disclosed in the Patent Application to any party other than the Vendor;

        the Patent Application is the only patent application filed by any of the inventors designated in the Patent Application for any invention disclosed in the Patent Application;

        the Vendor has no knowledge or reason to believe that the Patent Application lacks commercial value or has less commercial value than when it was filed; and

        none of the foregoing representations and statements of fact (including statements of fact made on any of the Schedules hereto) contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Technology, including the Intellectual Property, Intellectual Property Rights and the Confidential Information, seeking full information as to the Vendor and its properties, business and affairs.  There is no material fact that the Vendor has not disclosed to the Purchaser in writing that materially affects the Technology, Intellectual Property, Intellectual Property Rights or Confidential Information, or the ability of the Vendor to perform all of its obligations under this Agreement.
      7.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      7.1      The Purchaser hereby represents and warrants to the Vendor as follows, with full knowledge and intention that the Vendor will be relying on these representations in entering into this Agreement:

        the Purchaser is a corporation duly incorporated and validly existing in its jurisdiction of incorporation and is in good standing with respect to the filing of annual reports in its jurisdiction of incorporation;

        the Purchaser has the corporate authority to enter into this Agreement;

        the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser;

        neither the execution and delivery of this Agreement, nor the completion of the purchase and sale contemplated by this Agreement will:

        violate any of the terms and provisions of the constating documents or articles or by-laws of the Purchaser, or any order, decree, statute, bylaw, regulation, covenant or restriction applicable to the Purchaser; or

        require the consent or approval of any governmental body or regulatory authority, including any applicable securities exchange.
      8.        INDEMNITIES OF THE VENDOR

      8.1      The Vendor will indemnify and hold harmless the Purchaser from and against any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses (including the full amount of any legal and other professional expenses invoiced to the Purchaser) which arise from or relate to:
        any and all debts, obligations, and liabilities, whether accrued, absolute, contingent, or otherwise, existing at the Effective Date, respecting the Technology;

        any and all damage or deficiency resulting from any misrepresentation, misstatement, breach of representation or warranty, or the non-fulfilment of any covenant on the part of the Vendor under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith; and

        any allegation that the Technology, including the Confidential Information, Intellectual Property and Intellectual Property Rights, in the form existing on the Effective Date, infringes any third party proprietary rights, including any intellectual property right.
      9.        GENERAL

      9.1      Entire Agreement.  Upon execution of this Agreement, all prior representations, understandings, agreements and negotiations between the parties relating to the subject matter of this Agreement will cease, terminate and be of no further force and effect, and this Agreement will constitute the entire agreement and understanding between the parties relating to the subject matter set out herein.

      9.2      Amendments.  Any amendments to this Agreement must be in writing and signed by both parties and must make express reference to this Agreement.

      9.3      Severance.  If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained in this Agreement.  All other conditions and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

      9.4      Waiver.  The waiver by either party of any default by the other party under this Agreement will not operate as a waiver of any further default.

      9.5      Notices.  Any notice to be given by the one party to the other will be well and sufficiently given if personally delivered or faxed to the respective addresses set out above or to any other address as will have been given in writing to the other party for that purpose.  Any notice will be deemed to have been given if personally delivered, when delivered, and if faxed, on the date indicated in the transmission report generated by the machine from which the facsimile was sent, unless the facsimile was sent on a day that is not a business day or after 4 p.m. on a business day, in which case the notice will be deemed to have been received on the next business day.

      9.6      Enurement.  This Agreement will enure to the benefit of and be binding upon the parties hereto, their successors, and permitted assigns.

      9.7      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada without reference to the principles of the conflict of laws.  The parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the State of Nevada and all courts competent to hear appeals therefrom.

      9.8      Time of the Essence.  Time is of the essence in this Agreement.

      IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the Effective Date.

SAFE-COM GMBH & CO. KG Per: /s/ Tan Siekmann Authorized Signatory	GLUCOTEL SCIENTIFIC INC. Per: /s/Stefan Schraps Authorized Signatory

      SCHEDULE “A”

      INTELLECTUAL PROPERTY RIGHTS

      DOMAIN NAMES:

Domain Name	Country	Registrar	Registration Date	Expiry Date
Glucotel.com	N/A	www.1und1.de	Feb. 2, 2006	Feb. 2, 2008
Glucotel.net	N/A	www.1und1.de	Feb. 2, 2006	Feb. 2, 2008
Weighttel.com	N/A	www.1und1.de	Apr. 24, 2006	Apr. 24, 2008
Bodytel.com	N/A	www.1und1.de	Apr. 14, 2006	Apr. 14, 2008
Pressuretel.com	N/A	www.1und1.de	Apr. 24, 2006	Apr. 24, 2008

      TRADE-MARKS:
Trade-mark	Country	Application/ Registration No.	Filing Date/ Registration Date	Expiry Date	Status	Applicant/ Registrant
GLUCOTEL	USA	78891514	May 24, 2006 (filing date)	N/A	Pending	Safe-com GmbH & Co. KG
GLUCOTEL	Germany	30603652	July 7, 2006	January 31, 2016	Registered	Safe-com GmbH & Co. KG
GLUCOTEL	Community Trademarks	5130687	May 25, 2006	May 25, 2016	Pending	Safe-com GmbH & Co. KG
BODYTEL	Community Trademarks	5178827	July 4, 2006	N/A	Pending	Safe-com GmbH & Co. KG
WEIGHTTEL	Community Trademarks	5179064	July 4, 2006	N/A	Pending	Safe-com GmbH & Co. KG
PRESSURETEL	Community Trademarks	5179131	July 4, 2006	N/A	Pending	Safe-com GmbH & Co. KG

      PATENTS:
Patent	Country	Application/ Registration No.	Filing Date/ Registration Date	Expiry Date	Inventors	Status	Applicant/ Registrant
Diabetes Smartphone	European Union	06006190.0	March 24, 2006	N/A	Tan Siekmann	Pending	Safe-com GmbH & Co. KG

      INDUSTRIAL DESIGNS:
Industrial Design	Country	Application/ Registration No.	Filing Date/ Registration Date	Expiry Date	Status	Applicant/ Registrant
N/A

      COPYRIGHTS:
Copyright	Country	Application/ Registration No.	Filing Date/ Registration Date	Expiry Date	Status	Applicant/ Registrant
N/A

      SCHEDULE “B”

      ASSIGNMENT OF TRADE-MARKS

                The undersigned, Safe-com GMbH & Co. KG, in consideration of the sum of ONE DOLLAR ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign and transfer to GLUCOTEL SCIENTIFIC INC. (the “Assignee”), and the Assignee does hereby accept the assignment and transfer of, all of the undersigned’s right, title and interest in all countries of the world in the following trade-marks:

Trade-mark	Country	Application/ Registration No.	Filing Date/ Registration Date	Expiry Date	Status	Applicant/ Registrant
GLUCOTEL	USA	78891514	May 24, 2006 (filing date)	N/A	Pending	Safe-com GmbH & Co. KG
GLUCOTEL	Germany	30603652	July 7, 2006	January 31, 2016	Registered	Safe-com GmbH & Co. KG
GLUCOTEL	Community Trademarks	5130687	May 25, 2006	May 25, 2016	Pending	Safe-com GmbH & Co. KG
BODYTEL	Community Trademarks	5178827	July 4, 2006	N/A	Pending	Safe-com GmbH & Co. KG
WEIGHTTEL	Community Trademarks	5179064	July 4, 2006	N/A	Pending	Safe-com GmbH & Co. KG
PRESSURETEL	Community Trademarks	5179131	July 4, 2006	N/A	Pending	Safe-com GmbH & Co. KG

      including all of the rights of the undersigned in and to the registrations and applications to register the said trade-marks and the rights of the assigner in the registrations resulting from all such applications, all of the goodwill of the business associated with the said trade-marks, and all rights of action resulting from any adverse use of the said trade-marks and the right to claim such relief as is appropriate.

      EXECUTED at _____________________ as of the 8th day of December, 2006.

      SAFE-COM GMBH & CO. KG
      Per:

      /s/ Tan Siekmann
      Authorized Signatory

      Tan Siekmann
      Name

      President and CEO
      Title

      SCHEDULE “C”

      ASSIGNMENT OF PATENTS

        The undersigned, SAFE-COM GMBH & CO. KG, in consideration of the sum of ONE DOLLAR ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign and transfer absolutely to GLUCOTEL SCIENTIFIC INC. (the “Assignee”), and the Assignee does hereby accept the assignment and transfer of, all of the undersigned’s entire right, title and interest in all countries of the world in the European patent application 06006190.0 described in Schedule “A” (the “Patent Application”) to the Technology Transfer Agreement between the undersigned and the Assignee dated concurrently, and in all inventions disclosed in the Patent Application, including:
        all rights to claim domestic and foreign priority from the Patent Application, including claims asserted pursuant to the Patent Cooperation Treaty and the Paris Convention for the Protection of Industrial Property;

        all related European patents and patent applications, including divisionals, continuations, continuations-in-part, and reissues; and

        all patents and patent applications in jurisdictions other than Europe, including both national and regional jurisdictions, that claim priority from the Patent Application, including divisionals, continuations, continuations-in-part, and reissues.

        (hereinafter collectively the "Rights")
        The undersigned will, without further consideration:
        communicate to the Assignee, its successors and assigns, any facts known to it respecting the Rights;

        execute and deliver to the Assignee all papers that may be necessary or desirable to perfect the Assignee's claim to the Rights, including additional patent applications and assignments;

        execute and deliver to the Assignee all papers that may be necessary or desirable in connection with any interference, conflict or opposition proceeding relating to the Rights and co-operate with the Assignee in every way possible in obtaining evidence and going forward with such interference, conflict or opposition proceeding;

        testify in any legal proceeding relating to the Rights; and

        generally do everything possible to aid the Assignee, its successors and assigns, to obtain and enforce the Rights,

      it being understood that any incidental expenses will be borne by the Assignee, its successors and assigns.

        The undersigned authorizes and requests the Commissioner of Patents to issue to the Assignee any and all letters patent relating to the Rights.

        The undersigned represents and warrants that it has the full right and authority to assign the Rights without encumbrance and that it has not executed and will not execute any agreement in conflict herewith.

      EXECUTED at _____________________ as of the 8th day of December, 2006.

      SAFE-COM GMBH & CO. KG
      Per:

      /s/ Tan Siekmann
      Authorized Signatory

      Tan Siekmann
      Name

      President and CEO
      Title